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Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

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(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2012 Results

Company’s Execution of Initiatives Leads to Expanded Margins

TROY, Mich. (May 2, 2012) — Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2012.

Second-Quarter Highlights

  Sales were $1.16 billion, down $16 million or 1 percent, from the same period last year.

  Net income on a GAAP basis was $20 million, compared to net income of $17 million in the prior year’s second quarter.

  Adjusted EBITDA was $95 million, up $13 million or 16 percent from the same period last year.

  Adjusted EBITDA margin of 8.2 percent, compared to 7.0 percent in the same period last year.

  Cash flow provided by operations was negative $51 million in the second quarter of fiscal year 2012, compared to positive $5 million in the same period last year.

  Free cash flow was negative $69 million in the second quarter of fiscal year 2012, compared to negative $18 million in the same period last year.

     “Our performance this quarter was in line with our expectations, driven primarily by key business initiatives completed in the second quarter, including our European footprint rationalization and Commercial Truck pricing negotiations,” said Chairman, CEO and President Chip McClure. “We expect these initiatives to continue to positively impact margins in the coming quarters.”

Second-Quarter Results

     For the second quarter of fiscal year 2012, Meritor posted sales of $1.16 billion, down 1 percent from the same period last year. The company’s Commercial Truck segment and Aftermarket & Trailer segment sales were up in North America, offset by lower sales in South America, Europe and to a lesser extent in the company’s Industrial segment, including Asia Pacific.

     Income from continuing operations, on a GAAP basis, was $29 million or $0.30 per diluted share, compared to $6 million or $0.06 per diluted share in the prior year. Improvement from continuing operations is primarily due to business initiatives completed in the second quarter.

     Adjusted income from continuing operations in the second quarter of fiscal year 2012 was $32 million, or $0.33 per diluted share, compared to $13 million, or $0.13 per diluted share, a year ago. Adjusted EBITDA was $95 million, compared to $82 million in the second quarter of fiscal year 2011. Adjusted EBITDA margin for the second quarter of fiscal year 2012 was 8.2 percent compared to 7.0 percent for the same period last year. Higher Adjusted EBITDA was primarily due to the benefits of actions completed in the second quarter.

     Free cash flow for the second quarter of fiscal year 2012 was negative $69 million compared to free cash flow of negative $18 million in the same period last year, primarily driven by the reduction in European factoring balances associated with declines in European revenue.

Second-Quarter Segment Results

     Commercial Truck sales were $693 million, flat compared with the same period last year. Segment EBITDA for the Commercial Truck segment was $49 million for the quarter, up $9 million from the second quarter of fiscal year 2011, primarily driven by initiatives completed in the second quarter.

     Sales for the company’s Industrial segment were $289 million, down $17 million from the second quarter of fiscal year 2011, driven by lower sales in North America and Asia Pacific. Segment EBITDA for the company’s Industrial segment was $22 million, up $4 million from the same period last year. The increase in Segment EBITDA is primarily attributable to a favorable sales mix of military products.

     The company’s Aftermarket & Trailer segment posted sales of $263 million, up $6 million from the same period last year, primarily due to sales gains in North America, partially offset by sales declines in Europe. Segment EBITDA for Aftermarket & Trailer was $28 million, down $1 million or 3 percent from the second quarter of fiscal year 2011, primarily due to lower earnings from the company’s unconsolidated trailer joint venture in Brazil.

Business Highlights

  Implemented pricing negotiations which contributed to margin expansion in the second quarter of fiscal year 2012.

  European footprint rationalization contributed to margin expansion in the second quarter of fiscal year 2012.

    Sale of St. Priest facility to Renault effective Jan. 2.

  S&P changes as of Feb. 13.

    Raised corporate rating outlook to Positive from Stable.

    Raised senior secured credit rating to BB- from B+.

    Raised senior unsecured credit rating to B- from CCC+.

Capital Structure

  Retired $84 million debt maturity as planned in March.

  In April, extended the maturity date of existing revolving credit facility from Jan. 2014 to April 2017 (with a springing maturity date of 2015 in certain circumstances) and reduced the facility from $441 million to $429 million through Jan. 2014 and then to $415 million thereafter.

  In April, executed a $100 million term loan facility, pre-payable at par at any time.

Outlook for 2012

     For fiscal year 2012, the company expects the following results from continuing operations:

  Revenue to be approximately $4.8 billion.

  Adjusted EBITDA margin in the range of 8.2 percent to 8.6 percent.

  Adjusted income from continuing operations in the range of $105 million to $135 million.

  Adjusted earnings per share in the range of $1.08 to $1.39.

  Free cash flow before restructuring payments in the range of $0 to $50 million (previously $25 million to $75 million).

  Effective tax rate of approximately 40 percent.

     For fiscal year 2012, the company plans the following for its continuing operations:

  Capital expenditures in the range of $100 million to $110 million.

  Interest expense in the range of $85 million to $95 million.

  Cash interest in the range of $75 million to $85 million.

  Cash income taxes in the range of $65 million to $80 million (previously $75 million to $95 million).

  Restructuring cash of approximately $20 million.

     “We are executing on our 2012 priorities and key initiatives,” said McClure. “Our market volume outlook remains positive, and while there could be some changes across the regions compared to our original planning assumptions, we do not expect these changes to significantly impact our overall fiscal year 2012 revenue guidance. We continue to focus on sustainable and profitable growth, collaboration with customers and suppliers, strategic investments, new product introductions, cost management and strategies resulting in improving EBITDA margins.”

Second-Quarter Fiscal Year 2012 Conference Call

     The company will host a telephone conference call and webcast to discuss the company’s second-quarter results for fiscal year 2012 on Wednesday, May 2, 2012, at 9 a.m. (ET).

     To participate, call (617) 213-4850 at least 10 minutes prior to the start of the call. Please reference participant pass code 64013224 when dialing in. Investors can also listen to the conference call in real time or access a recording of the call for seven days after by visiting www.meritor.com.

     To access the listen-only audio webcast, visit the Meritor website at meritor.com and select the webcast link from the home page or the investor page.

     The company's second-quarter financial results will be released prior to the conference call and webcast on May 2. The release will be distributed through PR Newswire, First Call and the company's website.

     A replay of the call will be available from 11 a.m. on May 2, to 11:59 p.m. on May 9, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 80566872.

About Meritor

     Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of approximately 10,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's web site at meritor.com.

Forward-Looking Statement

This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; original equipment manufacturer (“OEM”) program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended October 2, 2011 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended October 2, 2011: Item 1. Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins

     Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Sales	$1,160	$1,176	$2,319	$2,133
Cost of sales	(1,026)	(1,058)	(2,079)	(1,910)
GROSS MARGIN	134	118	240	223
Selling, general and administrative	(72)	(70)	(137)	(140)
Restructuring costs	(3)	(5)	(27)	(8)
Other operating expense	(1)	(2)	(2)	(2)
OPERATING INCOME	58	41	74	73
Other income (loss), net	1	(2)	5	(2)
Equity in earnings of affiliates	14	17	29	30
Interest expense, net	(23)	(24)	(47)	(51)
INCOME BEFORE INCOME TAXES	50	32	61	50
Provision for income taxes	(17)	(21)	(37)	(41)
INCOME FROM CONTINUING OPERATIONS	33	11	24	9
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(9)	11	(18)	15
NET INCOME	24	22	6	24
Less: Net income attributable to noncontrolling interests	(4)	(5)	(8)	(9)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$20	$17	$(2)	$15

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Income from continuing operations	$29	$6	$16	$—
Income (loss) from discontinued operations	(9)	11	(18)	15
Net income (loss)	$20	$17	$(2)	$15

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.30	$0.06	$0.17	$—
Discontinued operations	(0.09)	0.12	(0.19)	0.15
Diluted earnings (loss) per share	$0.21	$0.18	$(0.02)	$0.15

Diluted average common shares outstanding	97.2	96.9	97.2	96.9

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	March 31,	September 30,
	2012	2011
ASSETS:
Cash and cash equivalents	$109	$217
Receivables, trade and other, net	703	712
Inventories	489	460
Other current assets	65	70
TOTAL CURRENT ASSETS	1,366	1,459
Net property	404	421
Goodwill	433	431
Other assets	362	352
TOTAL ASSETS	$2,565	$2,663

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$21	$84
Accounts payable	809	841
Other current liabilities	343	328
TOTAL CURRENT LIABILITIES	1,173	1,253
Long-term debt	954	950
Retirement benefits	1,064	1,096
Other liabilities	319	325

Total deficit attributable to Meritor, Inc.	(985)	(995)
Noncontrolling interests	40	34
TOTAL EQUITY (DEFICIT)	(945)	(961)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,565	$2,663

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Sales:
Commercial Truck	$693	$693	$1,444	$1,268
Industrial	289	306	537	536
Aftermarket & Trailer	263	257	498	468
Intersegment Sales	(85)	(80)	(160)	(139)
Total sales	$1,160	$1,176	$2,319	$2,133
EBITDA:
Commercial Truck	$49	$40	$96	$73
Industrial	22	18	33	35
Aftermarket & Trailer	28	29	48	45
Segment EBITDA	99	87	177	153
Unallocated Corporate	(4)	(5)	(3)	(6)
Adjusted EBITDA	$95	$82	$174	$147
Interest Expense, Net	(23)	(24)	(47)	(51)
Provision for Income Taxes	(17)	(21)	(37)	(41)
Depreciation and Amortization	(16)	(17)	(33)	(33)
Noncontrolling Interests	(4)	(5)	(8)	(9)
Loss on Sale of Receivables	(3)	(2)	(6)	(3)
Restructuring Costs	(3)	(5)	(27)	(8)
Other Loss related to LVS Divestitures	—	(2)	—	(2)
Income from Continuing Operations
attributable to Meritor, Inc.	$29	$6	$16	$—
Income (loss) from Discontinued Operations
attributable to Meritor, Inc.	(9)	11	(18)	15
Net income (loss) attributable to Meritor, Inc.	$20	$17	$(2)	$15

Adjusted EBITDA Margin (1)	8.2%	7.0%	7.5%	6.9%

(1) Adjusted EBITA margin equals Adjusted EBITDA divided by consolidated sales.

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Six Months Ended March 31,
	2012	2011
OPERATING ACTIVITIES
Income from continuing operations	$24	$9
Adjustments to income from continuing operations:
Depreciation and amortization	33	33
Restructuring costs	27	8
Equity in earnings of affiliates	(29)	(30)
Pension and retiree medical expense	26	35
Other adjustments to income from continuing operations	7	8
Pension and retiree medical contributions	(50)	(34)
Changes in off-balance sheet receivable securitization and factoring	8	138
Changes in assets and liabilities	(84)	(174)
Operating cash flows used for continuing operations	(38)	(7)
Operating cash flows used for discontinued operations	(8)	(37)
CASH USED FOR OPERATING ACTIVITIES	(46)	(44)
INVESTING ACTIVITIES
Capital expenditures	(43)	(42)
Other investing activities	16	1
Net investing cash flows used for continuing operations	(27)	(41)
Net investing cash flows provided by (used for) discontinued operations	28	(71)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	1	(112)
FINANCING ACTIVITIES
Borrowings on accounts receivable securitization program	19	—
Repayment of notes	(84)	—
Other financing activities	—	6
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(65)	6
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	2	2
CHANGE IN CASH AND CASH EQUIVALENTS	(108)	(148)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	217	343
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$109	$195

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Income from continuing operations
attributable to Meritor, Inc.	$29	$6	$16	$—
Adjustments:
Restructuring costs	3	5	27	8
Other loss related to LVS divestitures	—	2	—	2
Adjusted income from continuing
operations	$32	$13	$43	$10

Diluted earnings per share from continuing
operations	$0.30	$0.06	$0.17	$—
Impact of adjustments on diluted earnings
per share	0.03	0.07	0.28	0.10
Adjusted diluted earnings per share from
continuing operations	$0.33	$0.13	$0.45	$0.10

Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Cash flows provided by (used for) operating activities –
continuing operations	$(46)	$12	$(38)	$(7)
Capital expenditures – continuing operations	(18)	(23)	(43)	(42)
Free cash flow - continuing operations	(64)	(11)	(81)	(49)
Cash flow used for operating activities - discontinued
operations	(5)	(7)	(8)	(37)
Capital expenditures – discontinued operations	—	—	—	(6)
Free cash flow – discontinued operations	(5)	(7)	(8)	(43)
Free cash flow – total company	$(69)	$(18)	$(89)	$(92)

Free cash flow - continuing operations	$(64)	$(11)	$(81)	$(49)
Restructuring payments	3	3	10	7
Free cash flow from continuing operations before
restructuring payments	$(61)	$(8)	$(71)	$(42)

Prior periods have been recast to reflect European Trailer as discontinued operations.

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